Exhibit 3.1

ARTICLES OF ASSOCIATION OF

TORNIER B.V.

(informal translation)

having its seat in Amsterdam, as they read after the deed of amendment to the articles of association executed on 26 August 2010 before P.H.N. Quist, civil-law notary in Amsterdam, in respect of which amendment the Minister of Justice advised on 20 August 2010 under number B.V. 34247057 that no objections have become apparent.

Name, corporate seat

Article 1.

The name of the company is:

Tornier B.V.

Its corporate seat is in Amsterdam.

Objects

Article 2.

The objects of the company are:

a.      to sell, purchase, trade and distribute medical products in general and implants and prostheses in particular, to introduce these products and to provide all kind of services as regarded;

b.      to exploit and trade patents;

c.      to incorporate, to participate in anyway, to conduct and supervise the management, to promote and finance enterprises and companies;

d.      to provide security and to bind and encumber the company or assets of the company in favour of enterprises and companies with which it is affiliated in a group and in favour of third parties;

e.      to perform all kinds of industrial, financial and commercial activities which may be conducive to any of the foregoing.

Share capital and shares

Article 3.

3.1.             The authorised share capital of the company amounts to three million euros (EUR 3,000,000).

It is divided into three hundred million (300,000,000) shares of one euro cent (EUR 0.01) each.

3.2.             The shares shall be in registered form and shall consecutively be numbered from 1 onwards.

3.3.             No share certificates shall be issued.

3.4.             In respect of the subscription for or acquisition of shares in its share capital or depositary receipts for such shares by other persons, the company may neither grant security rights, give a guarantee as to the price of the shares or of the depositary receipts, grant guarantees in any other manner, nor bind itself either jointly or severally in addition to or for other persons.

The company may make loans in respect of a subscription for or an acquisition of shares in its share capital or depositary receipts for such shares up to an amount not exceeding the amount of its distributable reserves.

A resolution by the board of directors to make a loan as referred to in the preceding sentence shall be subject to the approval of the general meeting of shareholders, hereinafter to be referred to as: the general meeting.

The company shall maintain a non-distributable reserve for an amount equal to the outstanding amount of the loans as referred to in this paragraph.

3.5.             If the aggregate amount of the issued share capital and the reserves required to be maintained by law is less than the minimum share capital as then required by law, the company must maintain a reserve up to an amount equal to the difference.

Issue of shares

Article 4.

4.1.             Shares shall be issued pursuant to a resolution of the board of directors determining the price and further terms and conditions of the issue.

4.2.             The previous paragraph shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

4.3.             Shares shall never be issued at a price below par.

4.4.             Shares shall be issued by notarial deed in accordance with the provisions set out in section 2:196 of the Dutch Civil Code.

4.5.             The company is not authorised to cooperate in the issue of depositary receipts for shares.

4.6.             The voting rights on shares may not be conferred on holders of a right of usufruct and holders of a right of pledge on such shares.

4.7.             The board of directors is authorized to engage in the legal transactions (rechtshandelingen) set forth in article 2:204 paragraph 1 Dutch Civil Code without obtaining the prior approval of the general meeting.

Payment for shares

Article 5.

5.1.             Shares shall only be issued against payment in full.

5.2.             Payment must be made in cash, providing no alternative contribution has been agreed.

5.3.             Payment in cash may be made in a foreign currency, subject to the company’s consent.

Pre-emption rights

Article 6.

Upon issue of shares or the grant of a right to issue shares, the shareholders will not have pre-emption rights to shares issued.

Acquisition and disposal of shares

Article 7.

7.1.             Subject to authorisation by the general meeting, the board of directors may cause the company to acquire fully paid up shares in its own share capital for a consideration, provided:

a.      the company’s equity minus the acquisition price is not less than the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to the law; and

b.      the aggregate par value of the shares in its share capital to be acquired and already held by the company and its subsidiary companies does not exceed half the issued share capital.

The validity of the acquisition shall be determined on the basis of the company’s equity as shown by the most recently adopted balance sheet, minus the acquisition price for shares in the company’s share capital and any distribution of profits or reserves to other persons which have become due by the company and its subsidiary companies after the balance sheet date.

No acquisition pursuant to this paragraph shall be allowed if a period of more than six months following the end of a financial year has expired without the annual accounts for such year having been adopted.

7.2.             Articles 4 and 6 shall equally apply to the disposal of shares acquired by the company in its own share capital, with the exception that such disposal may be made at a price below par.

A resolution to dispose of such shares shall be deemed to include the approval as referred to in section 2:195 subsection 4 of the Dutch Civil Code.

7.3.             If depositary receipts for shares in the company have been issued, such depositary receipts for shares shall be put on par with shares for the purpose of the provisions of paragraph 1.

7.4.             In the general meeting no votes may be cast in respect of a share held by the company or a subsidiary company; no votes may be cast in respect of a share the depositary receipt for which is held by the company or a subsidiary company.

Where this paragraph 7.4 and/or the law excludes shares from voting, those shares shall not be taken into account when determining the extent to which shareholders cast votes, are present or represent or the share capital is provided or represented.

7.5.             Shares which the company holds in its own share capital shall not be counted when determining the division of the amount to be distributed on shares.

Reduction of share capital

Article 8.

8.1.             The general meeting may resolve to reduce the issued share capital by cancelling shares or by reducing the par value of shares by an amendment to the articles of association, provided that the amount of the issued share capital does not fall below the minimum share capital as required by law in effect at the time of the resolution.

8.2.             Cancellation of shares can only apply to shares which are held by the company itself or to shares for which the company holds depositary receipts.

8.3.             Reduction of the par value of shares without repayment or partial repayment on shares shall be effected pro rata with respect to all shares.

The pro rata requirement may be waived with the consent of all shareholders.

8.4.             The notice of a general meeting at which a resolution referred to in this article is to be adopted shall include the purpose of the reduction of the share capital and the manner in which such reduction shall be effectuated.

The resolution to reduce the share capital shall specify the shares to which the resolution applies and shall describe how such a resolution shall be implemented.

The company shall file a resolution to reduce the issued share capital with the trade register and shall publish such filing in a national daily newspaper.

Shareholders’ register

Article 9.

9.1.             The board of directors shall maintain a register in which the names and addresses of all shareholders shall be recorded, stating the date on which they acquired the shares, the number of shares held by each of them, the date of acknowledgement or service, as well as the amount paid up on each share and any other information that must be recorded under the law.

9.2.             The register shall be kept up-to-date.

9.3.             Upon request and at no cost, the board of directors shall provide a shareholder, a holder of a right of usufruct and a holder of a right of pledge with an extract from the register regarding their respective rights in respect of a share.

If a share is encumbered with a right of usufruct or a right of pledge, the extract shall specify that the shareholder is entitled to the voting rights pertaining to such share and that the holder of the right of usufruct or the holder of the right of pledge is not entitled to the rights conferred by law on holders of depositary receipts for shares issued with the cooperation of a company.

9.4.             The board of directors shall make the register available at the office of the company for inspection by the shareholders.

Article 10.

Each shareholder, holder of a right of usufruct and holder of a right of pledge shall give his address to the board of directors.

In case an electronic address will be provided for registration in the shareholders’ register, this will be deemed to include the approval to receive all notifications and announcements as well as convocations for meetings electronically.

Joint holding

Article 11.

If shares are included in a joint holding, the joint participants may only be represented vis-à-vis the company by a person who has been designated by them in writing for that purpose.

The joint participants may also designate more than one person.

The joint participants may determine at the time of the designation of the representative or thereafter - but only unanimously - that, if a joint participant so wishes, a number of votes corresponding to his interest in the joint holding will be cast in accordance with his instructions.

Notices of meetings and notifications

Article 12.

12.1.           Notices of meetings and notifications shall be given by registered or regular letter or by bailiff’s writ.

Notices of meetings and notifications to shareholders shall be sent to the addresses most recently given to the board of directors.

Notifications by shareholders to the board of directors shall be sent to the office of the company.

12.2            The date of a notice of meeting or a notification shall be deemed to be the date stamped on the receipt issued for the registered letter, or the date of mailing by the company or the date of service of the writ, as the case may be.

12.3            Notifications which, pursuant to the law or the articles of association, are to be addressed to the general meeting may be included in the notice of such meeting.

12.4            If a shareholder agrees thereto, notices of meetings may be given by means of a readable, reproducible, electronically sent message, which is sent to the address notified to the company for this purpose.

Transfer of shares

Article 13.

Any transfer of shares or of a right of usufruct on shares or the creation or release of a right of usufruct or of a right of pledge on shares shall be effected by notarial deed in accordance with the provisions set out in section 2:196 of the Dutch Civil Code.

Save in the event that the company is a party to the transaction the rights attached to the shares may only be exercised after:

a.      the company has acknowledged the transaction;

b.      notarial deed has been served upon the company; or

c.      the company has acknowledged the transaction on its own initiative by recording the same in the shareholders’ register,

all in accordance with the provisions set out in sections 2:196a and 2:196b of the Dutch Civil Code.

Restrictions on the transfer of shares

Article 14.

14.1            A transfer of shares in the company - not including a disposal by the company of shares which it has acquired in its own share capital - may only be effected with due observance of paragraphs 2 to 7 inclusive of this article.

14.2            A shareholder who wishes to transfer one or more shares shall require the approval of the board of directors.

14.3            The transfer must be effected within three months after the approval has been granted or is deemed to have been granted.

14.4            The approval shall be deemed to have been granted if the board of directors, simultaneously with the refusal to grant its approval, does not provide the requesting shareholder with the names of one or more interested parties who are prepared to purchase all of the shares referred to in the request for approval against payment in cash, at the purchase price determined in accordance with paragraph 5.

The company itself can only be designated as interested party with the approval of the requesting shareholder.

The approval shall likewise be deemed granted if the board of directors has not made a decision in respect of the request for approval within six weeks of its receipt.

14.5            The requesting shareholder and the interested parties accepted by him shall determine the purchase price referred to in paragraph 4 by mutual agreement.

Failing agreement, the purchase price shall be determined by an independent expert, to be designated by mutual agreement between the board of directors and the requesting shareholder.

14.6            Should the board of directors and the requesting shareholder fail to reach agreement on the designation of the independent expert, such designation shall be made by the President of the Chamber of Commerce and Industry which is competent to register the company in the trade register.

14.7            Once the purchase price of the shares has been determined by the independent expert, the requesting shareholder shall be free, for a period of one month after the determination of the purchase price, to decide whether he will transfer his shares to the designated interested parties.

Board of directors

Article 15.

15.1            The company shall have a board of directors consisting of three or more members, comprising of one or more members having responsibility for the day-to-day management of the company (the ‘executive directors’) and two or more members not having such responsibility (the ‘non-executive directors’).

15.2            The board of directors shall determine the number of the directors, provided that at all times the board of directors shall be composed of at least one executive director and two non-executive directors.

15.3            The general meeting shall appoint members of the board of directors from a binding nomination to be drawn up by the board of directors in accordance with section 2:243 Dutch Civil Code.

The general meeting may cancel the binding nature of a nomination at a meeting by a majority of two-thirds of the votes cast, representing more than half of the issued share capital.

Should a nomination be deprived of its binding character in the manner provided for in this paragraph, a new meeting is called at which the resolution for appointment of a member of the board of directors shall require majority of two-thirds of the votes cast, representing more than half of the issued share capital.

15.4            At a general meeting, votes in respect of the appointment of a member of the board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

15.5            Members of the board of directors may be suspended or dismissed by the general meeting at any time.

A resolution of the general meeting to suspend or dismiss a member of the board of directors pursuant to a proposal by the board of directors shall be passed with an absolute majority of the votes cast.

A resolution of the general meeting to suspend or dismiss a member of the board of directors other than pursuant to a proposal by the board of directors shall require a two-third majority of the votes cast representing more than half of the company’s issued capital.

15.6            With respect to the resolution of the general meeting referred to in the paragraph 3 and 5, the provision included in article 2:230 paragraph 3 Dutch Civil Code is not applicable.

15.7            Members of the board of directors shall be appointed for a maximum period of four years.

Unless a member of the board of directors has resigned at an earlier date, his or her term of office shall lapse on the day the first annual meeting of shareholders to be held in the fourth year after the year of his or her appointment.

A member of the board of directors may be reappointed with due observance of the previous sentence.

15.8            The company shall have a policy in respect of the compensation of the members of the board of directors (the ‘compensation policy’).

The compensation policy shall be adopted by the general meeting.

The compensation policy shall at least describe the items referred to in article 2:383c to e inclusive Dutch Civil Code, to the extent they concern the board of directors.

15.9            With due observation of the compensation policy the board of directors may establish a compensation for the members of the board of directors in respect of the performance of their duties, provided that nothing herein contained shall preclude any member of the board of directors from serving the company or any subsidiary or related company thereof in any other capacity and receiving compensation therefore.

15.10          The board of directors shall submit to the general meeting for its approval plans to award shares or the right to subscribe for shares to the executive directors.

The plans shall at least set out the number of shares and rights to subscribe for shares that may be awarded to the members of the board of directors and the criteria that shall apply to the award or any change thereto.

Failure to obtain the approval of the general meeting shall not affect the board of directors’ authority to represent the company.

Article 16.

16.1            The board of directors shall, from its members, appoint a chairman, and shall have power to appoint from its members a chief executive officer.

The board of directors shall furthermore appoint a company secretary.

The company secretary shall assist the board of directors.

16.2            The board of directors shall draw up board rules to deal with matters that concern the board internally.

The board rules may include an allocation of tasks among the members of the board of directors.

The board rules shall contain provisions concerning the manner in which meetings of the board of directors are called and held.

16.3            The board of directors may vest authority to represent the company, jointly or severally, in any one or more members of the board of directors and/or officers of the company who would thereby be granted powers of representation with respect to such acts or categories of acts as the board may determine and shall notify to the Trade Register.

16.4            The board of directors can only adopt valid resolutions when the majority of the members of the board of directors in office shall be present at the board meeting or be represented at such meeting.

16.5            A member of the board of directors may only be represented by a co-member of the board authorised in writing.

The expression in writing shall include any message transmitted by current means of communication and received in writing.

16.6            All resolutions shall be adopted by the favourable vote of the majority of the directors present or represented at the meeting.

Each director shall have one vote.

16.7            A director shall not take part in discussions nor vote on a subject or transaction in relation to which he has a conflict of interest with the company.

16.8            The board of directors shall be authorised to adopt resolutions without convening a meeting if all members of the board of directors shall have expressed their opinions in writing, unless one or more members of the board of directors shall object to a resolution being adopted in this way.

A resolution shall in this case be adopted if the majority of all members of the board of directors shall have expressed themselves in favour of the resolution concerned.

The provision of the second sentence of paragraph 6 shall apply mutatis mutandis.

16.9            Without prejudice to the provisions above, decisions of the board of directors involving a major change in the company’s identity or character are subject to the approval of the general meeting, including:

a.      the transfer of the enterprise or practically the whole enterprise to third parties;

b.      to enter or to terminate longstanding joint ventures of the company or a subsidiary with another legal entity or company or as fully liable partner in a limited partnership or a general partnership if this joint venture or termination of such a joint venture is of a major significance to the company;

c.      to acquire or dispose of a participation in the capital of a company worth at least one-third of the amount of the assets according to the balance sheet with explanatory notes thereto, or if the company prepares a consolidated balance sheet according to such consolidated balance sheet with explanatory notes according to the last adopted annual account of the company, by the company or a subsidiary.

16.10          Failure to obtain the approval defined in paragraph 9 of this article shall not affect the authority of the board of directors or the members of the board of directors to represent the company.

Committees

Article 17.

17.1            The board of directors shall appoint from its non-executive directors an audit committee, a nominating and corporate governance committee and a compensation committee.

17.2            The board of directors shall have power to appoint any further committees, composed of members of the board of directors and officers of the company and of group companies.

17.3            The board of directors shall determine the duties and powers of the committees referred to in the preceding paragraphs.

Article 18.

In the event that one or more members of the board of directors are absent or prevented from acting, the remaining members of the board of directors or the sole remaining member of the board of directors shall be entrusted with the management of the company.

In the event that all the members of the board of directors or the sole remaining member of the board of directors is absent or prevented from acting, a person to be appointed for that purpose by the general meeting, shall be temporarily entrusted with the management of the company.

Representation

Article 19.

19.1            The company shall be represented by the board of directors.

In addition, the authority to represent the company is vested in each executive director acting individually.

19.2            In all events of the company having a conflict of interest with one or more members of the board of directors within the meaning of article 2:256 Dutch Civil Code, the company shall continue to be represented in the manner described in the second sentence of paragraph 1 above without prejudice to the power of the general meeting to at any time designate one or more other person for such purpose.

Indemnification of members of the board of directors and officers

Article 20.

20.1            The company shall indemnify any person who is a member of the board of directors or an officer (each of them an ‘indemnified person’) and who was or is in his capacity as member of the board of directors or officer a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative or any action, suit or proceeding in order to obtain information (other than an action, suit or proceeding instituted by or on behalf of the company), against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and other financial losses, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company.

The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or the failure to put up a defense or its equivalent, shall not, in and of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the company.

The indemnified person is obliged to inform the company as soon as practically possible about any claim or any circumstance that could lead to a claim.

20.2            No indemnification pursuant to paragraph 1 of this article shall be made in respect of any claim, issue or matter:

•       as to which such person shall have been adjudged in a final and non-appealable judgment by a Dutch judge to be liable for gross negligence or willful misconduct in the performance of his duty to the company, unless and only to the extent that the judge before whom such action or proceeding was brought or any other Dutch judge having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to a compensation which the judge before whom such action or proceeding was brought or such other judge having appropriate jurisdiction shall deem proper; or

•       insofar as costs and losses have been insured under any insurance and the insurance company has reimbursed to him the costs and losses.

20.3            Expenses (including attorneys’ fees) incurred by an indemnified person in defending a civil or criminal action, suit or proceeding shall be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company as authorized in this article.

20.4            The indemnification provided for by this article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the general meeting or of the members of the board of directors or officers who are not an interested party in this matter or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a member of the board of directors or an officer, but was a member of the board of directors or an officer at any time after the execution of this deed of amendment and shall also inure to the benefit of the heirs, executors and administrators of the estate of such person.

20.5            The company may purchase and maintain insurance on behalf of any indemnified person, whether or not the company would have the power to indemnify him against such liability under the provisions of this article.

20.6            No amendment or repeal of this article shall adversely affect any right to protection of any person entitled to indemnification or advancement of expenses under this article prior to such amendment or repeal.

By the amendment or repeal of this article an amendment can be made in the protection of any persons that have been (re-)appointed as member of the board of directors or officer after the amendment or repeal of this article.

General meetings

Article 21.

21.1            The annual general meeting shall be held within six months after the end of the financial year.

21.2            The agenda for this meeting shall in any case include the following items:

a.      the discussion of the board of directors’ written annual report concerning the company’s affairs and the management as conducted;

b.      the adoption of the annual accounts and - with due observance of the provisions of article 28 - the allocation of profits;

c.      the discharge of members of the board of directors from liability for their management and supervision respectively over the last financial year.

The items referred to above need not be included on the agenda if the period for preparing the annual accounts and presenting the annual report has been extended or if the agenda includes a proposal to that effect.

In addition, the item referred to in a. need not be included on the agenda if section 2:391 of the Dutch Civil Code does not apply to the company.

At the annual general meeting, any other items that have been put on the agenda in accordance with article 22 paragraphs 2 and 3 will be dealt with.

21.3            A general meeting shall be convened whenever the board of directors considers appropriate.

In addition, a general meeting shall be convened as soon as one or more persons, together entitled to cast at least one tenth of the total number of votes that may be cast, so request the board of directors in writing, stating the items to be discussed.

In order to satisfy the requirement for a written request, the request may be laid down electronically.

Article 22.

22.1            General meetings shall be held in the municipality where the company has its corporate seat or in the municipality of Haarlemmermeer (Schiphol Airport), The Hague or Rotterdam.

Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented.

22.2            Shareholders shall be given notice of the meeting by the board of directors or a member of the board of directors.

If in the event as referred to in the second sentence of article 21 paragraph 3, no member of the board of directors convenes the meeting such that the meeting is held within four weeks of the request, any of the persons requesting the meeting shall be authorised to convene the same with due observance of the provisions of these articles of association.

The notice shall specify the items to be discussed.

Participation to the general meeting and voting in the general meeting may be done by means of electronic means of communication if so stated in the notice of the meeting.

22.3            Notice shall be given not later than on the fifteenth day prior to the date of the meeting.

If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

The provision of the preceding sentence shall equally apply to matters which have not been mentioned in the notice of meeting or in a supplementary notice sent with due observance of the notice period.

Article 23.

23.1            The general meeting shall be presided over by the chairman of the board of directors.

However, he may charge another person to preside over the general meeting in his place even if he himself is present at the meeting.

If the chairman of the board of directors is absent and no other person has been appointed in his place, the meeting shall appoint its chairman.

The chairman shall designate the secretary.

23.2            Minutes shall be kept of the business transacted at the meeting unless a notarial record is prepared thereof.

Minutes shall be adopted and in evidence of such adoption be signed by the chairman and the secretary of the meeting concerned, or alternatively be adopted by a subsequent meeting; in the latter case the minutes shall be signed by the chairman and the secretary of such subsequent meeting in evidence of their adoption.

23.3            The chairman of the meeting and furthermore each other member of the board of directors may at any time give instructions that a notarial record be prepared at the expense of the company.

Article 24.

24.1            Each share confers the right to cast one vote at the general meeting.

Blank votes and invalid votes shall be regarded as not having been cast.

24.2            Resolutions shall be adopted by an absolute majority of votes cast.

24.3            The chairman shall determine the manner of voting provided, however, that if any person present who is entitled to vote so requires, voting in respect of the appointment, suspension and dismissal of persons shall take place by means of sealed and unsigned ballots.

24.4            In a tie vote concerning the appointment of persons, no resolution shall have been adopted.

In a tie vote concerning other matters, the proposal shall have been rejected, without prejudice to the provisions of article 28 paragraph 2.

24.5            Shareholders may be represented at a meeting by written proxy.

In order to satisfy the requirement for a written proxy, the proxy may be laid down electronically.

24.6            Members of the board of directors are authorised to attend general meetings and as such they have an advisory vote at the general meetings.

24.7            If so stated in the notice for the meeting, each shareholder is authorised to participate to the meeting, to address the meeting and to vote at the meeting by means of electronic means of communication, either in person or by written proxy, provided the shareholder can be identified through this electronic means of communication, can take cognisance of the discussions at the meeting and can participate to the deliberation.

24.8            The board of directors may adopt rules regarding the conditions of use of the electronic means of communication.

In case such rules have been adopted by the board of directors, the conditions of use of the electronic means of communication will be announced at the notice for the meeting.

24.9            Votes cast preceding a general meeting by means of an electronic means of communication no later than the thirtieth day before the date of the meeting, equate with votes cast at the meeting.

Article 25.

25.1            Shareholders may adopt any resolutions which they could adopt at a meeting, without holding a meeting.

Members of the board of directors are given the opportunity to advise regarding such resolution, unless in the circumstances it is unacceptable according to criteria of reasonableness and fairness to give such opportunity.

A resolution to be adopted without holding a meeting shall only be valid if all shareholders entitled to vote have cast their votes in writing, by telex, by telefax or by means of an electronic means of communication in favour of the proposal concerned.

Those shareholders shall notify the board of directors.

25.2            A resolution as referred to in paragraph 1 shall be recorded in the minute book of the general meeting by the chairman of the board of directors; at the next general meeting the entry shall be read out by the chairman of that meeting.

Moreover, the documents in evidence of the adoption of such a resolution shall be kept with the minute book of the general meeting and as soon as the resolution has been adopted, all shareholders shall be notified thereof.

Fiscal year, annual accounts

Article 26.

26.1            The company’s fiscal year runs from the Monday nearest to the thirty-first of December of a year, and ends on the Sunday nearest to the thirty-first of December of the following year.

26.2            Annually, within five months after the end of each financial year - subject to an extension of such period not exceeding six months by the general meeting on the basis of special circumstances - the board of directors shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders.

The annual accounts shall be accompanied by the auditor’s certificate, referred to in article 27, if the assignment referred to in that article has been given, by the annual report, unless section 2:391 of the Dutch Civil Code does not apply to the company, and by the additional information referred to in section 2:392 subsection 1 of the Dutch Civil Code, insofar as the provisions of that subsection apply to the company.

The annual accounts shall be signed by all members of the board of directors; if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

26.3            The company shall ensure that the annual accounts as prepared, the annual report and the additional information referred to in paragraph 2 shall be available at the office of the company as of the date of the notice of the general meeting at which they are to be discussed.

The shareholders may inspect the above documents at the office of the company and obtain a copy thereof at no cost.

26.4            If the company is required, in conformity with article 27 paragraph 1, to give an assignment to an auditor to audit the annual accounts and the general meeting has been unable to review the auditor’s certificate, the annual accounts may not be adopted, unless the additional information referred to in paragraph 2 second sentence, mentions a legal ground why such certificate is lacking.

26.5            If the annual accounts are adopted in an amended form, a copy of the amended annual accounts shall be made available to the shareholders at no cost.

Auditor

Article 27.

27.1            The company may give an assignment to an auditor as referred to in section 2:393 of the Dutch Civil Code, to audit the annual accounts prepared by the board of directors in accordance with subsection 3 of such section provided that the company shall give such assignment if the law so requires.

If the law does not require that the assignment mentioned in the preceding sentence be given the company may also give the assignment to audit the annual accounts prepared by the board of directors to another expert; such expert shall hereinafter also be referred to as: auditor.

The general meeting shall be authorised to give the assignment referred to above.

If the general meeting fails to do so, then the board of directors shall be so authorised to give such assignment.

The assignment given to the auditor may be revoked at any time by the general meeting and by the corporate body which has given such assignment.

The auditor shall report on his audit to the board of directors and shall issue a certificate containing its results.

27.1            The board of directors may give assignments to the auditor or any other auditor at the expense of the company.

Profit and loss

Article 28.

28.1            Distribution of profits pursuant to this article shall be made following the adoption of the annual accounts which show that such distribution is allowed.

28.2            The profits shall be at the free disposal of the general meeting.

In a tie vote regarding a proposal to distribute or reserve profits, the profits concerned shall be reserved.

28.3            The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent that its equity exceeds the total amount of its issued share capital and the reserves to be maintained pursuant to the law.

28.4            A loss may only be applied against reserves maintained pursuant to the law to the extent permitted by law.

Article 29.

29.1            Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the board of directors.

29.2            Dividends which have not been collected within five years of the start of the second day on which they became due and payable shall revert to the company.

29.3            The general meeting may resolve that dividends shall be distributed in whole or in part in a form other than cash.

29.4            Without prejudice to article 28 paragraph 3 the general meeting may resolve to distribute all or any part of the reserves.

29.5            Without prejudice to article 28 paragraph 3 interim distributions shall be made if the general meeting so determines on the proposal of the board of directors.

Liquidation

Article 30.

31.1            If the company is dissolved pursuant to a resolution of the general meeting or the board of directors shall become the liquidators of its property, if and to the extent the general meeting shall not appoint one or more other liquidators.

31.2            The general meeting shall determine the remuneration of the liquidators and of the persons charged with the supervision of the liquidation.

31.3            The liquidation shall take place with due observance of the provisions of the law.

During the liquidation period these articles of association shall, wherever possible, remain in full force.

31.4            The balance of the assets of the company remaining after all liabilities have been paid shall be distributed among the shareholders in proportion to the par value of their shareholdings.

31.5            After the company has ceased to exist, its books, records and other data carriers shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.